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                       [Letterhead]


PERSONAL and CONFIDENTIAL



January 27, 1998



Dr. Lewis T. Williams
Chiron Corporation
4560 Horton Street
Emeryville, CA  94608


Dear Rusty:

I am writing to confirm certain changes to the terms of your employment by Chiron. These terms have been approved by the Compensation Committee of the Board of Directors.

SALARY.
Effective January 1, 1998 your base salary is increased to $400,000 per annum.

EMPLOYMENT TERM.
Under Chiron's letters to you dated September 11, 1992 and July 15, 1994 you have been an employee at will but with certain options to establish a research program in the event that Chiron terminated your employment status as an executive officer, other than for cause. These options phased down over time and expired in August 2001. In consideration of the new terms in this letter, these research program options are hereby terminated and replaced with a three-year rolling employment benefit, which term shall be automatically extended on a day for day basis, until either you or the Company gives to the other written notice of termination, as follows: If your employment is terminated by Chiron, other than for cause, including any constructive termination as provided in the following sentence, Chiron will pay you in a lump sum an amount equal to three years of your then existing base salary. Chiron agrees that any material reduction by it in your compensation or in the scope of your authority and responsibility, that is not reasonably acceptable to you, may be treated by you as a constructive termination of your employment by Chiron, other than for cause. You will have ninety
(90) days from notification of any change of the terms of your employment within which to terminate your employment based upon such a constructive termination.

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RESTRICTED STOCK.
You have been awarded 100,000 shares of Restricted Stock. The terms of the Restricted Stock grant will be substantially identical to the recent "high value position" Restricted Stock grants made by the Company, except that (i) the transfer restrictions will lapse and your ownership of the stock will vest as to all of these shares at the expiration of five (5) years from January 1, 1998;
(ii) vesting will be accelerated upon any change in control of Chiron, it being understood that a change of control shall not be deemed to have occurred solely by reason of an increase in the percentage of Chiron stock owned by Novartis AG as permitted by that certain Governance Agreement dated as of November 20, 1994;
(iii) in the event of termination of your employment by Chiron, without cause, the vesting of the Restricted Stock will be accelerated for that fraction of the 100,000 shares, not greater than one (1), the numerator of which is the number of months after December 31, 1997 of your employment plus 36 (to give effect to a three-year evergreen extension of such term), and the denominator of which is 60; and (iv) in the event of termination of your employment by reason of your death or permanent disability, the vesting of the Restricted Stock will be accelerated for the same fraction of the shares as provided in clause (iii) above, but without giving effect to the evergreen extension.

If the foregoing is consistent with your understanding, please indicate your agreement by signing and returning to me a copy of this letter.


Very truly yours,

CHIRION CORPORATION




By:  /s/ William G. Green
    -----------------------------
    William G. Green
      Senior Vice President and
        General Counsel





Agreed:  /s/ Lewis T. Williams
          --------------------------
          Lewis T. Williams, M.D.